Exhibit 10.15

China Teletech Limited

and

Liu Dong

China Teletech Limited
Loan Agreement

Loan Agreement
This agreement is made on the _____________day of _____________ in China

BETWEEN

(1)	China Teletech Limited, a BVI company with register address in P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“CTL”);
(2)	Mr. Liu Dong (Holder of the PRC passport number G28108652), a PRC national residing at RoomA,20/F, International Trade Residential and commercial Building, Nanhu Road, Shenzhen China 518002 (Mr. Liu).

Whereas:
(1)	Mr Liu and Mr Zhao Yuan need capital to do business of investment in China;
(2)	CTL agree to loan and Mr Liu CTL agrees to borrow the capital mentioned above according to the terms of this agreement.

The two parties enter into this contract through the principle of willingness and equality. The two parties agree as follow:

1.	Definitions

1.1	The following terms shall have the following meanings, unless there are additional provisions in this agreement:

“This agreement”	Means the agreement and its exhibits, attachments, amendments and abalienating (if any).

“Loan”	shall have the meaning set forth in Section 2.1

“Outstanding amount”	The unpaid portion of the loan

“Tax fees”	Including any scot, fees, custom, or other similar charging(including but not limited to the late fees result from unpaid or delaying tax fees)

“Chinese operating company”
Means “Shenzhen Rongxin Investment Company Limited", a company incorporated in China Shenzhen with good standing (“the compnay”). It locates at  RoomA,20/F, International Trade Residential and commercial Building, Nanhu Road, Shenzhen China, with register number of 440301102999655.

“Expired date of redemption notice.”	shall have the meaning set forth in Section 5.4

“Business date”	The business day of banks in China is usually except Saturday.

“RMB”	The legal Currency used in China

“Chinese law”
Means the effective Chinese constitution, law, administrative law, local regulation, rules from ministries and commissions of State Department, local government rules and documents with legal force.(including explanations made by the entitled agencies)

“%”	Percentage.

1.2	Conditions mentioned in this agreement are the terms of this agreement; Sections mentioned in this agreement means the sections appeared in this agreement.

1.3
The singular words in this agreement include plural words, vice versa. The words with gender or neutral include all gender. The mention to “person”, “third party”, “third person”shall include natural person, a corporate body or non-corporate entity( other organizations), including government agents.

1.4
In this agreement, unless there are other provision , otherwise, the mention of“date”or”day”means the calendar day that one year consists 365 or 366 calendar days, including legal holiday, and weekends.

1.5	Unless there are other provision , otherwise, “atction”includes do or undo.

1.6	The caption and index of this agreement are for reference purpose, and will not affect any interpretation of this agreement.

1.7	The reference of legal terms, including the amended or renewed terms, and any criteria regulations that are made at the base of these terms.

2.	Loan and drawing of the loan

2.1	CTL should give a loan of RMB5,100,000 to Mr Liu according to the terms and conditions of this agreement.

2.2
From the effective date of this agreement, Mr Liu can draw the loan by one time or by several times. The purpose and usages of the load is stipulated in Section 3. Mr Liu can instruct CTL in written to wire partial or all loan into the account of the Chinese operating company. CTL has the option to choose either way above to give out the loan. Agreed by both parties, Mr Liu will be treated as he draws the relative loan if CTL directly wires the relative loan into the account of the Chinese operating company according to the instruction of Mr Liu.

3.	Usage of the Loan.

The loan can only be used in assisting Mr Liu dong to invest in the Chinese operating company(“Shenzhen Rongxin”) with Mr Zhao.  Mr Liu will hold 51% of “Shenzhen Rongxin”. Mr Liu shall not use the loan in other purpose without prior written agreement from CTL.

4.	Interest.

The loan in this agreement has no interest. Mr Liu don’t have to pay any interest for the principal of RMB 5,100,000, unless there are other provisions in section 5.4.

5.	Redemption.

5.1
CTL can send a Redemption notice to Mr Liu in advance of 30 days any time in its free judgement to require redemption of partial or the whole loan. Mr Liu should made the redemption according to Section 5.3 of this agreement.

5.2
Mr. Liu shall not initiatively require repaying partial or the whole loan in advance at any time, unless Mr. Liu receives a Redemption notice form CTL or there being additional regulations in Section 5.5.

5.3	The loan shall be paid by cash or other forms approved by the board of directors of CTL, within 30 days from the redemption notice date.

5.4
If Mr. Liu fails to make the redemption amount within five working days after the expired redemption date, it will trigger an interest counted by the short term business loan interest publicized by Chinese banks, plus 1% annual interest rates.

5.5
When Mr. Liu transfers all his shares in Shenzhen Rongxin according to CTL’s requirements, it should be treated that Mr. Liu has fulfilled his liabilities to pay off all loans in this agreement. Under this situation, CTL and Mr. Liu will not have to make any compensation to each other for the different amount between the equity value and the loan, or other redemption amounts under this agreement, unless there are additional regulations in other legal instruments signed by CTL and Mr. Liu.

6.	Certificate of debt and account record

Both parties should keep certificates of the loan and the records of the redemptions of loan. These certificates or account records will be the initial proofs of existence of the liabilities of both parties and relative amounts in any disputes, action or proceedings arouse by this agreement.

7.	Liabilities of violations.

7.1
The party in breach under this agreement should bear the responsibilities of violations by, including but not limited to actual performance, adoption of remedial measures or compensations, with the premise of not affecting the other party’s rights under this agreement.

7.2
The termination or release of this agreement doesn’t affect the debt on or before the date of termination or release of the agreement. And it doesn’t affect the right of any party to seek the liabilities for breaching of this agreement against the party in breach before the termination or release of the agreement.

8.	Validity and termination.

8.1	This agreement shall be valid upon the executions by both Parties or authorized representatives by both sides on the written day above.

8.2	This agreement will come to an end when Mr. Liu pays off the loan in this agreement.

9.	Tax and fees.

9.1
Regarding to negotiation, drafting and completion of the agreement and other expected events, both Parties should bear the relative legal fees, financing, commercial and other expense and cost aroused by this agreement respectively.

9.2	Any tax aroused by this agreement and required by Chinese Law shall be at the cost of CTL.

10.	Notice.

10.1
Any notice required under this agreement shall be given in writing and shall be given by personal delivery to the party to be notified or by deposit with the relevant post office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by five (5) days’ advance written notice to the other parties. If the notice is sent by fax, the fax number is indicated below:

Parties	Name and address of process agent

Ching Teletech Limited	Address: RoomA, 20/F, International Trade Residential and commercial Building, Nanhu Road, Shenzhen China 518002

Attn: Liu Dong

Liu Dong	Address: RoomA, 20/F, International Trade Residential and commercial Building, Nanhu Road, Shenzhen China 518002

Attn: Mr. Liu Dong

10.2
In order to avoid any misunderstandings, the notice shall be deemed effectively given upon 1) personal delivery to the party to be notified; 2) receipt of the answer code of the fax; the original notice shall be delivered by courier or mailing 3) 48 hours (or 10days, if the address is oversea) after the express delivery or mailing by prepaid registered or certified mail. The finish of delivery can be proved when the notice has appropriate addressed, delivered or sent.

11.	Transfer.

11.1
Mr. Liu confirms hereby: CTL has the right to transfer part or all of the rights/ obligations under this agreement by its own judgment, not having to obtain written approval from Mr. Liu. But CTL should inform Mr. Liu the fact of transfer within a reasonable period after the complete of the transfer.

11.2	Mr. Liu shall not transfer part or all of the rights/ obligations under this agreement without the prior written permit from CTL.

12.	Applicable law and governance.

12.1	This agreement shall be governed by and construed in all respects in accordance with the laws of PRC.

12.2
The parties hereby irrevocably acknowledge: all disputes aroused by this agreement shall be settled under the table firstly. If the parities failed to settle the dispute, they should submit such disputes to China International Economic and Trade Arbitration Commission. The arbitration of the disputes is final and bound over to both parties, and can be executed by any jurisdiction of courts or enforce agents.

13.	General regulations.

13.1
CTL and Mr. Liu agree to complete, execute, deliver and fulfill this agreement and ensure relative parties to complete, execute, deliver and fulfill any reasonable required actions, execution of documents or submit of information from any party to make the expected arrangements under this agreement go smoothly.

13.2	The time should be an important factor of this agreement.

13.3
Any content in this Agreement shall not be considered that both parties are in a partnership or any of one party is another party’s agent, any one party is not granted the rights to set obligation against the other party.

13.4
Any changes, supplements, amendments (including but not limit to the change, supplements, amendment according to the advice from Chinese government) will be invalid without signed written approvals from both parities.

13.5
This Agreement constitutes the entire Agreement and understanding of the parties hereto with respect to the matters herein set forth, and will take place of all prior negotiations, writings and understandings relating to the subject matter of this Agreement.

13.6
Any one party grants to the other party of ceasing to execute, forgiving or not able to execute certain rights will not decrease, waive off or limit the other party’s rights as defined in this Agreement and its right to pursue. The Keeper waive off the breaking obligation of the Breaker, shall not be considered as waiving off final compensation right against the Breaker. If partially or individually executing any rights in accordance with this Agreement, It will not take any effect of this Party to further execute the rights or execute other rights.

13.7
The right, interest and/or claims authorized or included by this agreement can be accumulative and repeat. Any party can execute the right, interest and/or claims authorized or included by this agreement, as well as any right, interest and/or claims of any applicable law.

13.8
On the premise of the capacity of applicable law, the terms which are declared invalid, illegal, or can not be implemented by authorized justice agent, can be deleted from this agreement any time, and will not affect the validity, legality, enforcement of other terms of this agreement.

13.9
This agreement has legal binding to both parties and their inheritors, and /or approved assignees respectively, no mater whether the two parties and their inheritors, and /or approved assignees change their names, organizing forms or natures or job positions, etc.

13.10	This agreement is in Chinese, and singed in three copies with equal legal power.

13.11
The two parties can sign this agreement simultaneously or respectively (only applicable on the occasion of executing through fax or mailing), and signed agreement will be treated valid by either way. This agreement shall take effective upon executions of the two parties or their authorized representatives. The signed agreement from each party respectively will jointly become a complete agreement of this Agreement.

(No contents follow)

(Signatures)

This agreement is executed by the two parties or their authorized representatives on the date written above.

Zhao Yuan
On behalf of China Teletech Limited
Zhao Yuan /s/

Liu Dong
Liu Dong /s/

Exhibit 1

Company name:	Shenzhen Rongxin Investment Company Limited

Registered capital:	RMB10,000,000

Shareholder:	Name	paid capital amount	percentage of equity interest

	Liu Dong	RMB 5,100,000	51%

	Zhao Yuan	RMB 4,900,000	49%

	Total	RMB 10,000,000	100%